EXHIBIT 2.


 Agreement and Plan of Reorganization dated December 14, 1995, among USC Acquisition Corporation,  U.S. Computer of
             North America, Inc. and David Steiner.










                          AGREEMENT AND
                      PLAN OF REORGANIZATION



                             between

               U.S. COMPUTER OF NORTH AMERICA, INC.


                          DAVID STEINER

                               and


                   USC ACQUISITION CORPORATION




                        TABLE OF CONTENTS

ARTICLE I

  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II
  TRANSFER OF ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES . . . . . 4
  2.01   Transfer of Assets of Transferor. . . . . . . . . . . . . . 4
  2.02   Assumption of Assumed Liabilities . . . . . . . . . . . . . 4

ARTICLE III
  CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  3.01   Stock Consideration . . . . . . . . . . . . . . . . . . . . 4
  3.02   Method of Payment . . . . . . . . . . . . . . . . . . . . . 4
  3.03   Surrender of Stock, Liquidation . . . . . . . . . . . . . . 5
  3.04   Returns of Merchandise. . . . . . . . . . . . . . . . . . . 5

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF TITLE AND AUTHORITY OF STEINER . 5
  4.01   Power and Authority of Steiner. . . . . . . . . . . . . . . 5
  4.02   Steiner's Intent. . . . . . . . . . . . . . . . . . . . . . 6
  4.03   Other Adverse Information . . . . . . . . . . . . . . . . . 6

ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF TRANSFEROR
  AND STEINER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  5.01   Organization and Authorization. . . . . . . . . . . . . . . 6
  5.02   Authorized and Outstanding Stock. . . . . . . . . . . . . . 7
  5.03   Absence of Other Claims . . . . . . . . . . . . . . . . . . 7
  5.04   Financial Statements. . . . . . . . . . . . . . . . . . . . 8
  5.05   No Undisclosed Liabilities. . . . . . . . . . . . . . . . . 8
  5.06   No Violation of Law . . . . . . . . . . . . . . . . . . . . 8
  5.07   Transferred Assets. . . . . . . . . . . . . . . . . . . . . 9
  5.08   Leases. . . . . . . . . . . . . . . . . . . . . . . . . . .10
  5.09   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . .10
  5.10   Intellectual Property . . . . . . . . . . . . . . . . . . .10
  5.11   Litigation. . . . . . . . . . . . . . . . . . . . . . . . .11
  5.12   Employees.. . . . . . . . . . . . . . . . . . . . . . . . .12
  5.13   Employee Benefits . . . . . . . . . . . . . . . . . . . . .12
  5.14   Collective Bargaining . . . . . . . . . . . . . . . . . . .14
  5.15   Labor Disputes. . . . . . . . . . . . . . . . . . . . . . .14
  5.16   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . .14
  5.17   Investments . . . . . . . . . . . . . . . . . . . . . . . .14
  5.18   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .14
  5.19   Environmental Requirements. . . . . . . . . . . . . . . . .17
  5.20   Required Licenses and Permits . . . . . . . . . . . . . . .19
  5.21   Insurance Policies. . . . . . . . . . . . . . . . . . . . .19
  5.22   Major Suppliers and Customers . . . . . . . . . . . . . . .20
  5.23   Contracts and Commitments . . . . . . . . . . . . . . . . .20
  5.24   No Conflict . . . . . . . . . . . . . . . . . . . . . . . .21
  5.25   Agreements in Full Force and Effect . . . . . . . . . . . .22
  5.26   Required Consents and Approvals . . . . . . . . . . . . . .22
  5.27   Absence of Certain Changes and Events . . . . . . . . . . .22
  5.28   Accounts Receivable . . . . . . . . . . . . . . . . . . . .24
  5.29   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .24
  5.30   Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . .24
  5.31   Transferor Net Worth. . . . . . . . . . . . . . . . . . . .24

ARTICLE VI
  REPRESENTATIONS AND WARRANTIES OF TRANSFEREE . . . . . . . . . . .25
  6.01   Organization. . . . . . . . . . . . . . . . . . . . . . . .25
  6.02   Authorization . . . . . . . . . . . . . . . . . . . . . . .25
  6.03   No Conflict . . . . . . . . . . . . . . . . . . . . . . . .25
  6.04   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .25
  6.05   Stock Consideration . . . . . . . . . . . . . . . . . . . .26

ARTICLE VII
  COVENANTS OF TRANSFEROR AND STEINER. . . . . . . . . . . . . . . .26
  7.01   Pre-Closing Operations of Transferor. . . . . . . . . . . .26
  7.02   Access. . . . . . . . . . . . . . . . . . . . . . . . . . .28
  7.03   Interim Financials. . . . . . . . . . . . . . . . . . . . .28
  7.04   Maia Receivable . . . . . . . . . . . . . . . . . . . . . .28
  7.05   Preparation of Supporting Documents . . . . . . . . . . . .28
  7.06   Distribution of Stock and Plan of Reorganization. . . . . .29
  7.07   Notice of Breach or Potential Breach. . . . . . . . . . . .29

ARTICLE VIII
  COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . .29
  8.01   Approvals of Third Parties; Satisfaction of
         Conditions to Closing . . . . . . . . . . . . . . . . . . .29
  8.02   Confidentiality . . . . . . . . . . . . . . . . . . . . . .29
  8.03   Condemnation. . . . . . . . . . . . . . . . . . . . . . . .30
  8.04   Tax Elections . . . . . . . . . . . . . . . . . . . . . . .31
  8.05   Termination of Existing Tax-Sharing Agreements. . . . . . .31
  8.06   Tax Matters and Post-Closing Cooperation. . . . . . . . . .31
  8.07   Registration. . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE IX
  NON-COMPETITION, NONDISCLOSURE . . . . . . . . . . . . . . . . . .32
  9.01   Non-Competition; Nonsolicitation. . . . . . . . . . . . . .32
  9.02   Confidential Information. . . . . . . . . . . . . . . . . .33
  9.03   Trade Secrets . . . . . . . . . . . . . . . . . . . . . . .34

ARTICLE X
  CONDITIONS TO OBLIGATIONS OF TRANSFEROR AND STEINER. . . . . . . .35
  10.01  Representations and Warranties True at Closing Date . . . .35
  10.02  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .35
  10.03  Opinion of Counsel to Transferee. . . . . . . . . . . . . .35
  10.04  Documents Satisfactory in Form and Substance. . . . . . . .35
  10.05  Required Governmental Approvals . . . . . . . . . . . . . .35

ARTICLE  XI
  CONDITIONS TO OBLIGATIONS OF TRANSFEREE. . . . . . . . . . . . . .36
  11.01  Representations and Warranties True at Closing Date . . . .36
  11.02  No Material Change. . . . . . . . . . . . . . . . . . . . .36
  11.03  Litigation. . . . . . . . . . . . . . . . . . . . . . . . .36
  11.04  Required Governmental Approvals . . . . . . . . . . . . . .36
  11.05  Other Necessary Consents. . . . . . . . . . . . . . . . . .36
  11.06  Opinion of Counsel to Transferor and Steiner. . . . . . . .37
  11.07  Documents Satisfactory in Form and Substance. . . . . . . .36
  11.08  Action by Board of Directors of Transferee. . . . . . . . .37
  11.09  Due Diligence Review. . . . . . . . . . . . . . . . . . . .37
  11.10  Non-Competition Agreement . . . . . . . . . . . . . . . . .37
  11.11  Employment Agreements . . . . . . . . . . . . . . . . . . .37
  11.12  Escrow Agreements . . . . . . . . . . . . . . . . . . . . .37
  11.13  Closing of Assignment of Dinorall Option. . . . . . . . . .37
  11.14  Termination of Option Agreement . . . . . . . . . . . . . .37
  11.15  Approval of Transaction by SEC's Board. . . . . . . . . . .37

ARTICLE XII
  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
  12.01  Closing Date. . . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE XIII
  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .38
  13.01  Agreement of Steiner and Transferor to Indemnify
         Transferee. . . . . . . . . . . . . . . . . . . . . . . . .38
  13.02  Indemnity Claims. . . . . . . . . . . . . . . . . . . . . .39
  13.03  Agreement of Transferee to Indemnify Steiner and
         Transferor. . . . . . . . . . . . . . . . . . . . . . . . .39
  13.04  Certain Tax Liability . . . . . . . . . . . . . . . . . . .40
  13.05  Survival; Time to Assert Claims . . . . . . . . . . . . . .40
  13.06  Procedures for Indemnification. . . . . . . . . . . . . . .40
  13.07  Defense of Third Party Claims . . . . . . . . . . . . . . .41
  13.08  Settlement of Third Party Claims. . . . . . . . . . . . . .42
  13.09  No Prejudice. . . . . . . . . . . . . . . . . . . . . . . .42

ARTICLE XIV
  OBLIGATIONS OF TRANSFEROR AFTER CLOSING. . . . . . . . . . . . . .42
  14.01  Change of Name. . . . . . . . . . . . . . . . . . . . . . .42
  14.02  Dissolution . . . . . . . . . . . . . . . . . . . . . . . .42
  14.03  Transferor's Corporate Records. . . . . . . . . . . . . . .43

ARTICLE XV
  TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . .43
  15.01  Termination of Agreement. . . . . . . . . . . . . . . . . .43
  15.02  Termination of Obligations. . . . . . . . . . . . . . . . .44

ARTICLE XVI
  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .44
  16.01  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .44
  16.02  Amendment . . . . . . . . . . . . . . . . . . . . . . . . .44
  16.03  Parties Bound by Agreement; Successors and Assigns. . . . .44
  16.04  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .45
  16.05  Headings. . . . . . . . . . . . . . . . . . . . . . . . . .45
  16.06  Modification and Waiver . . . . . . . . . . . . . . . . . .45
  16.07  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .45
  16.08  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .45
  16.09  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . .46
  16.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . .47
  16.11  Public Announcements. . . . . . . . . . . . . . . . . . . .47
  16.12  Acquisition Proposals . . . . . . . . . . . . . . . . . . .47
  16.13  Transferor's Knowledge. . . . . . . . . . . . . . . . . . .47
  16.14  No Third-Party Beneficiaries. . . . . . . . . . . . . . . .48
  16.15  "Including" . . . . . . . . . . . . . . . . . . . . . . . .48
  16.16  Gender and Number . . . . . . . . . . . . . . . . . . . . .48
  16.17  Attorneys' Fees and Costs . . . . . . . . . . . . . . . . .48
  16.18  References. . . . . . . . . . . . . . . . . . . . . . . . .48

SCHEDULES

  1          Excluded Liabilities
  2          Excluded Assets
  5.01(a)    Foreign Qualification; Foreign Countries
  5.01(b)    Subsidiaries
  5.01(d)    Officers and Directors
  5.02       Authorized and Outstanding Stock
  5.03       Absence of Other Claims
  5.04       Financial Statements
  5.05       Undisclosed Liabilities
  5.07(a)    Description of Transferred Assets
  5.07(b)(1) Permitted Liens
  5.07(b)(2) General Description and Location of any Personal
             Property not at  Transferor's
             Principal Place of Business
  5.07(c)    Other Encumbrances
  5.07(f)    Certain Inventory
  5.08       Leases
  5.09       Indebtedness
  5.10(a)    Intellectual Property
  5.10(b)    Computer Software Functional Specifications
  5.11(a)    Litigation Claims
  5.11(b)    Judgments, Orders, Writs
  5.12       Employees
  5.13(a)    Employee Benefit Plans and Arrangements
  5.16       Bank Accounts
  5.17       Investments
  5.18(b)    Tax Liabilities and Contested Taxes
  5.18(c)    Tax Deficiencies, Audits and Proceedings
  5.18(d)    Tax Sharing Agreements
  5.18(f)    Tax Returns Furnished
  5.18(g)    Tax Elections and Special Tax Status
  5.18(h)(1) Tax Basis and Other Tax Attributes
  5.18(h)(2) Net Operating Losses and Other Tax Attributes
  5.19       Environmental Requirements
  5.20       Permits
  5.21       Insurance Policies
  5.22       Major Suppliers and Customers
  5.23       Contracts and Commitments
  5.24(b)    No Conflict - Contracts
  5.24(d)    No Conflict - Encumbrances
  5.25       Agreements in Full Force and Effect
  5.26       Required Consents and Approvals
  5.27       Absence of Certain Changes and Events
  5.27(f)    Payment of Obligations
  5.28       Accounts Receivable
  10.02      Litigation
  14.09      Brokers

EXHIBITS

  1          Short Term Stock Escrow Agreement
  2          Supplemental Stock Escrow Agreement
  3          Territory
  4          Opinion of Counsel to Transferee
  5          Opinion of Counsel to Transferor and Steiner
  6          Non-Competition Agreement for David Steiner
  7          Employment Agreement for David Steiner



                          AGREEMENT AND
                      PLAN OF REORGANIZATION

         THIS AGREEMENT, effective as 12:01 a.m. of the 14th day of December, 1995, by and among David Steiner ("Steiner"), U.S. Computer of North America, Inc., a Florida corporation ("Transferor"), and USC Acquisition Corporation, a Delaware corporation ("Transferee");

                       W I T N E S S E T H:

              WHEREAS, Transferee is a wholly-owned subsidiary of Southern Electronics Corporation, a Delaware corporation ("SEC");

              WHEREAS, Steiner owns all of the outstanding and issued capital stock of Transferor, which is engaged in the business of the wholesale distribution of microcomputers, computer printers, plotters, computer peripheral products and calculators (the "Business");

              WHEREAS, upon and subject to the terms and conditions contained herein, Transferor desires to transfer to Transferee, and Transferee desires to acquire from Transferor, the Business and all of the Transferred Assets of Transferor, subject to the assumption of the Assumed Liabilities, as those terms are herein defined, in exchange for certain voting common stock of SEC;

              WHEREAS, upon consummation of the transactions contemplated herein, Transferor desires to distribute such common stock of SEC to Steiner, its sole shareholder, and liquidate its assets and dissolve pursuant to a plan of reorganization;

              WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); and

              WHEREAS, to avoid the diminution of the value of such Transferred Assets to Transferee, the parties hereto have agreed that Transferor shall not compete with Transferee or SEC in the Business, as provided herein;

              NOW, THEREFORE, for and in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

         Certain of the defined terms used herein shall have the meanings ascribed to them below:

         "Affiliate" means any Person that controls, is controlled by or under common control with another Person.

         "Agreement" means this Agreement and Plan of Reorganization among Transferee, Transferor and Steiner.

         "Assumed Liabilities" means the following specific liabilities of Transferor assumed by Transferee, unless otherwise deemed an Excluded
Liability:

              (a) All of Transferor's obligations and liabilities arising from and as of the Closing Date pursuant to the terms of the leases, contracts, agreements and commitments set forth in Schedules 5.08 and 5.23, excluding any obligations or liabilities arising from or relating to any default thereunder by Transferor;

              (b) All sales commitments of Transferor entered into prior to the Closing Date and entered into in the ordinary course of business at prices and in quantities substantially consistent with Transferor's practice prior hereto;

              (c) All purchase orders of Transferor entered into prior to the Closing Date issued in the ordinary course of business at prices and in quantities substantially consistent with Transferor's practice prior hereto; and

              (d)  The commitments for capital expenditures set forth in
Schedule 5.23.

         "Closing" means the consummation of the transfer of the Transferred Assets and the assumption of the Assumed Liabilities.

         "Closing Date" means the date specified in Article XII of this Agreement.

         "Contract Rights" means all rights of Transferor in, to and under the leases, contracts, commitments and purchase and sales orders set forth in Schedules 5.08 and 5.23.

         "Excluded Liabilities" means those liabilities (a) not specifically assumed under this Agreement and (b) if disclosed on a schedule delivered by Transferorpursuant to this Agreement, specifically excluded on Schedule 1 hereto.

         "Excluded Assets" means those assets of Transferor specifically retained by Steiner and set forth in Schedule 2 hereto that are not a part of the Transferred Assets.

         "Encumbrances" mean any and all liens, restrictions, claims, equities, charges, options, rights of first refusal, mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, other title or interest retention arrangements,encumbrances or defects of title on or with respect to any Transferred Asset, except Permitted Liens.

         "Environmental Law" means any statute, law, regulation, order, notice, rule, ordinance or requirement purporting to regulate the use, misuse, pollution or preservation of the land, air and water resources of or utilized by Transferor.

         "Equipment" means all machinery, spare parts, equipment, furniture and fixtures of Transferor, wherever located, and any and all assignable warranties of third parties covering the Equipment.

         "Escrow Agent" means Wachovia Bank of Georgia N.A.

         "Intellectual Property" means, collectively, the patents, trademarks, service marks and any applications and registrations therefor, label filings, copyrights and inventions, both registered and unregistered, foreign and United States, including those set forth in Schedule 5.10(a).

         "Inventory" means all of the inventory of work in process, samples, finished goods, raw material and supplies of Transferor, wherever located, and any and all assignable warranties of third parties covering the Inventory.

         "Leased Real Property" means Transferor's rights in, to and under the real estate leases described in Schedule 5.07(a), together with all of its right, title and interest in the buildings, office, warehouse or plant space, fixtures and improvements thereon and any and all assignable warranties of third parties covering such buildings, fixtures and improvements.

         "Permits" means, to the extent assignable, all permits, licenses, certificates and governmental authorizations which Transferor requires and has obtained for the conduct of the Business.

         "Permitted Liens" means (a) the security interests, easements or other Encumbrances described in Schedule 5.07(b)(1); and (b) liens for taxes not yet due and payable.

         "Person" means any person, firm, partnership, corporation, or unincorporated association of any kind.

         "Records" means all books and records, wherever located, of Transferor related to the Transferred Assets, the Assumed Liabilities and the operation of the Business of Transferor.

         "Rolling Stock" means the vehicles, trucks, forklifts and other rolling stock set forth in Schedule 5.07(a).

         "Transferred Assets" means (i) the Leased Real Property, (ii) the Equipment, (iii) the Contract Rights, (iv) the Inventory, (v) the Rolling Stock, (vi) the Intellectual Property, (vii) the Records, (viii) the Permits and (ix) all cash, securities, notes receivable, accounts receivable, and other assets identified on the Balance Sheet of Transferor dated December 14, 1995, all as of the Closing Date and excluding the Excluded Assets, such Transferred Assets constituting "substantially all of the properties" of Transferor, as that term is interpreted under Section 368 of the Code.


                            ARTICLE II

                      TRANSFER OF ASSETS AND
               ASSUMPTION OF ASSUMED LIABILITIES

         2.01 Transfer of Assets of Transferor. Upon the terms and subject to the conditions of this Agreement, Transferor shall transfer to Transferee, and Transferee shall acquire from Transferor, at the Closing all of the Transferred Assets of Transferor.

         2.02 Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Transferee shall assume the Assumed Liabilities as of the Closing Date.


                           ARTICLE III

                         CONSIDERATION

         3.01 Stock Consideration. The aggregate consideration for the Transferred Assets and the Assumed Liabilities shall be the Stock Consideration, as defined below. "Stock Consideration" means One Hundred Seventy-Five Thousand (175,000) shares of common stock, $.01 par value per share of Southern Electronics Corporation, a Delaware corporation (individually, a "Share" and collectively, the "Shares"). The Stock Consideration, pursuant to Transferee's Certificate of Incorporation, is entitled to one vote per Share.

         3.02 Method of Payment. At Closing, Transferee shall deliver to Transferor a certificate or certificates representing the Stock Consideration. Transferor shall immediately transfer the Stock Consideration to Steiner, pursuant to Section 3.03 hereof and Steiner shall then deliver a certificate or certificates representing the portion of the Stock Consideration to be placed in the Short Term Stock Escrow, pursuant to the Short Term Stock Escrow Agreement attached hereto as Exhibit 1, into such escrow and certificates representing the remaining Stock Consideration shall be placed into escrow (the "Escrowed Stock") with the Escrow Agent pursuant to the terms of the Supplemental Stock Escrow Agreement substantially in the form attached hereto as Exhibit 2. The Stock Consideration held in the Short Term Stock Escrow and the Supplemental Stock Escrow shall be released to according to the terms of the respective escrow agreements.

         3.03 Surrender of Stock, Liquidation. Upon receipt of the Stock Consideration, Transferor immediately shall transfer the Stock Consideration to Steiner, subject to the Short Term Stock Escrow Agreement and the Supplemental Stock Escrow Agreement, and Steiner immediately will surrender to Transferor all of Steiner's shares of Transferor's stock owned or controlled by Steiner in consideration for and cancellation of Transferor's stock. Transferor shall then begin dissolution proceedings pursuant to a liquidation and plan of reorganization duly adopted by the Board of Directors and Shareholders of Transferor. Costs and expenses of Transferor's liquidation and dissolution shall be paid by Transferor, subject to the provisions of
Section 16.07 hereof.

         3.04 Returns of Merchandise. From and after the Closing Date, Transferee will act on behalf of Transferor in the acceptance of returns of merchandise by former customers of Transferor relating to goods invoiced or shipped to such customers prior to the Closing Date. Transferee shall pay costs and expenses for acceptance of returns up to and including $10,000 per customer returning merchandise and up to and including $20,000 in the aggregate for all customers returning merchandise. Transferor and Steiner, jointly and severally, will pay promptly any additional expenses or costs incurred by Transferee in acting on behalf of Transferor in relation to returned or replacement goods upon notification thereof by Transferee. Steiner will have the opportunity to review each such request for return.


                            ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF TITLE AND
                      AUTHORITY OF STEINER

         To induce Transferee to enter into this Agreement, Steiner hereby represents and warrants to Transferee as follows:

         4.01 Power and Authority of Steiner. Steiner has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Steiner and constitutes Steiner's legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws generally affecting creditors' rights. The execution and delivery of this Agreement by Steiner, the consummation by Steiner of the transactions contemplated herein, and the performance of the covenants and agreements of Steiner, subject to the fulfillment of the conditions set forth in Article X hereof, will not, with or without the giving of notice or the lapse of time, or both, (I) violate, conflict with or result in a breach or default under or cause the termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document or other agreement, document or instrument to which Steiner is a party or by which Steiner or any of his properties may be bound; or (ii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Steiner is a party or by which Steiner or his properties may be bound.

         4.02 Steiner's Intent. Steiner represents and warrants that he has no plan or intention to sell, exchange or otherwise dispose of a number of shares of SEC Stock received in the transactions contemplated hereby that would reduce his ownership of SEC Stock to a number of shares having a value, as of the Closing Date, of less than 40% of the value of all of the formerly outstanding stock of Transferor as of the Closing Date. For purposes of this representation, shares of Transferor's capital stock and shares of SEC Stock held by Steiner and otherwise sold, redeemed or disposed of prior or subsequent to the Closing Date will be considered.

         4.03 Other Adverse Information. Steiner has not knowingly withheld information which could reasonably be expected to have any material adverse effect on the value of the Transferred Assets or the Business.


                            ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF TRANSFEROR AND STEINER

         To induce Transferee to enter into this Agreement, Transferor and Steiner hereby jointly and severally represent and warrant to Transferee as follows (for purposes of the following representations and warranties, the defined term Transferor shall be deemed to include any Subsidiary of Transferor, as such term is defined below, and any matters set forth on any Schedule relating to any Subsidiary shall specifically refer to such Subsidiary):

         5.01 Organization and Authorization.

              (a) Transferor is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority, corporate or otherwise, to carry on and conduct its Business as it is now being conducted and to own or lease its properties and assets. Transferor is duly qualified and in good standing in every state of the United States in which the ownership of its properties and assets requires it to be so qualified, such jurisdictions set forth on
Schedule 5.01(a). Transferor has not qualified to do business in any foreign country in which it currently does business. The foreigncountries in which Transferor does business are set forth in Schedule 5.01(a).

              (b) Transferor neither owns, nor will own prior to the Closing, outstanding equity, directly or indirectly of any entity.

              (c) The copies of the charter documents and bylaws of Transferor that have been previously delivered to Transferee are the complete, true and correct charter documents and bylaws of Transferor in effect as of the date hereof. The minutes of directors' and shareholders' meetings and the stock books of Transferor that have previously been delivered to Transferee are the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including the date hereof and reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

              (d) The current officers and directors of Transferor are listed on Schedule 5.01(d).

              (e) Transferor has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Transferor. This Agreement and each other agreement, document and instrument executed by Transferor in connection with the transactions contemplated hereby has been duly and validly executed and delivered by Transferor and constitutes Transferor's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws generally affecting creditors' rights.

         5.02 Authorized and Outstanding Stock. The authorized capital stock of Transferor, the number of issued and outstanding shares thereof and the record holdersof such issued and outstanding shares of Transferor's capital stock are set forth in Schedule 5.02. All of such issued and outstanding shares of capital stock of Transferor are validly issued, fully paid and nonassessable. All issuances, transfers or purchases of the capital stock of Transferor have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon have been paid. There are no shares of capital stock held in the treasury of Transferor.

         5.03 Absence of Other Claims. Except for the option granted to Dinorall Corporation and more particularly described in Section 11.13 of the Agreement, there is no outstanding, nor is Transferor bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring Transferor to issue or entitling any person or entity to acquire any shares of capital stock or any other equity security of Transferor, including any right of conversion or exchange under any outstanding security or other instrument, and Transferor is not obligated to issue or transfer any shares of its capital stock for any purpose. There are no outstanding obligations of Transferor to repurchase, redeem or otherwise acquireany outstanding shares of capital stock of Transferor.

         5.04 Financial Statements. Schedule 5.04 contains the audited balance sheet of Transferor as of each of December 31, 1992 and 1994 and the related audited statements of income, retained earnings and cash flows for the years then ended, and the related notes thereto; and the unaudited balance sheet of Transferor as each of1993 and September 30, 1995, and the related unaudited statements of income, retained earnings and cash flows for the year and the 12 periods, respectively, then ended (the "Audited Financial Statements" and the "Interim Financial Statements," respectively, and collectively, the "Financial Statements"). The Audited Financial Statements are true, correct and complete and present fairly the financial position of Transferor as of the date thereof, and the related results of its operations for the years then ended. The Interim Financial Statements are true, correct and complete and present fairly the financial position of Transferor as of the date thereof, and the related results of its operations for the periods then ended. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, and the Interim Financial Statements have been prepared in accordance with GAAP for interim statements on a basis consistent with prior periods.
All adjustments, consisting of normal, recurring accruals necessary for a fair presentation have been made in the Interim Financial Statements. The audited balance sheet as of December 31, 199 included in the Audited Financial Statements is referred to herein as the "Audited Balance Sheet" and the unaudited balance sheet as of September 30, 1995 included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet."

         5.05 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on Schedule 5.05, as of September 30, 1995, Transferor had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since September 30, 1995, Transferor has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by Transferor in the ordinary course of its business consistent with past practice.

         5.06 No Violation of Law. Subject to the provisions of Section 5.19 hereof, Transferor is not, has not been and will not be (by virtue of any past or presentaction, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any antitrust laws and regulations), nor will Transferor hereafter suffer or incur any loss, liability, penalty or expense (including, without limitation, attorneys' fees) by virtue of any such violation or alleged violation.

         5.07 Transferred Assets.

              (a) Schedule 5.07(a) sets forth a complete and accurate list and description of the Transferred Assets, except with respect to Transferred Assets that may be deemed personal property the net book value of which, as properly reflected in the books and records of Transferor, on an individual item-by-item basis, is less than $1,000.00. With respect to each parcel of the Leased Real Property listed or described in Schedule 5.07(a), Transferor has made available to Transferee true, correct and complete copies of the document(s) evidencing Transferor's leasehold interest in such property, each Encumbrance thereon known to Transferor or Steiner, each instrument (if any) evidencing a grant by or to Transferor of an option to purchase or lease such property, each lease and leasehold mortgage (if any) with respect to any Leased Real Property or Equipment and any insurance policies or commitments or surveys with respect to such Leased Real Property. Transferor owns no real property nor has any other interests in or rights to real property other than the Leased Real Property.

              (b) Subject to Section 5.07(c) hereof, Transferor (i) has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the personal properties and assets reflected, but not shown as leased, on the Audited Balance Sheet and Interim Balance Sheet (except for inventory and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business consistent with past practice); and (ii) except for Permitted Liens set forth in Schedule 5.07(b)(1), owns such personal property free and clear of all Encumbrances. All properties and assets of Transferor are in the possession or control of Transferor. Schedule 5.07(b)(2) sets forth a general description and the location of any personal property and leasehold improvements which are not located on the premises of the principal business operations of Transferor.

              (c) Except for Permitted Liens, no Leased Real Property leased by Transferor is subject to (i) any governmental decree or order (or threatened or proposed order known to Transferor) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record or set forth in the Lease to such property.

              (d) The plants, structures and Equipment owned or leased by Transferor are structurally sound with no known material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

              (e) The rights, properties and other assets presently owned, leased or licensed by Transferor and described in Schedule 5.07(a) include all rights, properties and other assets necessary to permit Transferor to conduct its business in the same manner as its business has been conducted since January 1, 1995, without any need for replacement, refurbishment or extraordinary repair.

              (f) All of the inventories of Transferor included on the Interim Balance Sheet are merchantable and of a quality and quantity usable and saleable as first quality goods in the ordinary and usual course of the business of Transferor, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of Transferor, except as otherwise listed on Schedule 5.07(f), which also identifies the accounting cost less reserves therefor. All of the Inventories included on the Interim Balance Sheet are valued for the purposes thereof at the lower of cost or market.

         5.08 Leases. Schedule 5.08 contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which Transferor leases real or personal property from others and which (i) require Transferor to pay, for rent and any obligatory improvements, more than $5,000.00 in any single year or $10,000.00 during the entire term of such lease or lease-purchase arrangement (including any renewal term that Transferor may not avoid by refusing to renew in its sole discretion); or (ii) provide for a purchase option for a price of more than $10,000.00. Schedule
5.08 specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. Transferor has made available to Transferee a true, correct and complete copy of each of the items listed on Schedule 5.08.

         5.09 Indebtedness. Schedule 5.09 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Transferor, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Transferor. Transferor has made available to Transferee a true, correct and complete copy of each of the items listed on
Schedule 5.09.

         5.10 Intellectual Property.

                   (a) Generally. Schedule 5.10(a) sets forth a complete and accurate list and description of (i) all Intellectual Property owned or used by Transferor and all agreements with respect thereto, and the jurisdiction(s) in or by which such Intellectual Property has been registered, filed or issued; (ii) all trade names owned or used by Transferor, including the registered trademark "U.S. Computer" (with logo) and, in the case of each trade name owned by Transferor, the jurisdiction(s) in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings pursuant to which Transferor has authorized any person to use or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (I) and (ii) above that are owned or used by Transferor. Transferor has not heretofore knowingly infringed upon, and it is not now knowingly infringing upon, and in the continuation of Transferor's business as presently conducted Transferor knowingly will not infringe upon, any Intellectual Property belonging to any other person, and Transferor is not aware of any infringement or possible infringement by Transferor upon any Intellectual Property of any third party. Transferor has not agreed to indemnify any person for or against any infringement of the Intellectual Property set forth on Schedule 5.10(a). Transferor does not know of any person infringing upon any of Transferor's Intellectual Property. Except as disclosed on Schedule 5.10(a), no royalties or fees are payable by Transferor to any person for use of the Intellectual Property. Transferor has made available to Transferee true, correct and complete copies of each registration or application for its Intellectual Property in Schedule 5.10(a) and each assignment or license with respect to any thereof.

              (b) Computer Software and Databases. Schedule 5.10(b) accurately identifies, and describes the functions of, all computer software and databases owned, licensed, leased, internally developed or otherwise used in connection with Transferor's business. Transferor has, and upon consummation of the transactions contemplated by this Agreement, Transferee will have, all computer software and databases that are necessary to conduct the business as conducted by Transferor since January 1, 1995 and all documentation relating to all such computer software and databases. The computer software and databases perform in accordance with the documentation related thereto or used in connection therewith and are free of defects in programming and operation. Schedule 5.10(b) identifies each person to whom Transferor has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of the computer software and databases and the date of each such sale, license, lease or other transfer or grant. Transferor has previously delivered to Transferee complete and accurate copies of all documents relating to each such sale, license, lease or other transfer or grant.

         5.11 Litigation. Schedule 5.11(a) (i) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending, or to the knowledge of Transferor or Steiner, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against Transferor or involving any of its property or business, and (ii) indicates which of such matters are being defended by an insurance carrier and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth in Schedule 5.11(b), there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against orrelating to Transferor or involving any of its property or business. Transferor hasmade available to the Transferee true, correct and complete copies of pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in Schedule 5.11(a), and the judgments and informations, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in said Schedule.

         5.12 Employees. Schedule 5.12 sets forth the names and current compensation (identified by category, e.g., salary, bonus, commission) of all employees, consultants and independent contractors of Transferor, together with the date and amount of the last increase in compensation, as well as the title and "essential functions" (as defined in 29 CFR Section 1630.2(n)), of each such person.

         5.13 Employee Benefits.

              (a)  All Employee Benefit Plans and Arrangements.

                   (i)  List and Description of Plans and Arrangements.
Schedule 5.13(a)(1) sets forth a complete and accurate list and description of all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (A) which relate to employee benefits; (B) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of Transferor or its predecessors in interest; and (C) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by Transferor, any of its predecessors in interest or any employer which, under
Section 414 of the Code, would constitute a single employer with Transferor (a "Company Affiliate") or as to which Transferor, any of its predecessors in interest or any Company Affiliate has any ongoing liability or obligation whatsoever (collectively, "Employee Benefit Plans"), including, but not limited to, all: (1) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (2) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements; and (3) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

                   (ii) Compliance with ERISA and the Code. Except as set forth on Schedule 5.13(a)(2), Transferor, its predecessors in interest and all Company Affiliates have complied with all of their respective obligations with respect to all Employee Benefit Plans (including, but not limited to, (A) filing or distributing allreports or notices required by ERISA or the Code and
(B) complying with all requirements of Part 6 of Title I of ERISA and Code
Section 4980B) and have maintained the Employee Benefit Plans in compliance with all applicable laws and regulations (including but not limited to ERISA and the Code). Each eligible Employee Benefit Plan has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan.
No amendment to any Employee Benefit Plan or related trust has been adopted since receipt of the most recent determination letter issued with respect to the Employee Benefit Plan or related trust which would cause disqualification of the Employee Benefit Plan or related trust.

                   (iii) Copies of Documents Provided to Transferee. Transferor has made available to Transferee true, correct and complete copies of all documents relating to the Employee Benefit Plans that Transferee has requested, including, but not limited to the following documents, which are hereby requested: (A) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (B) all insurance and annuity contracts related to any Employee Benefit Plan; (c) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under Transferor's group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable; and (D) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to Transferee, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date.

                   (iv) Agreements to Create, Continue or Terminate Plans. Neither Transferor, its predecessors in interest nor any Company Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan.

                   (v) Agency Review, Taxes and Fiduciary Liability. None of the Employee Benefit Plans is currently under audit, review or, to the best of Transferor's and Steiner's knowledge, investigation by the Department of Labor, the Internal Revenue Service or any other federal or state agency or is liable for any federal, state, local or foreign taxes. There is no transaction in connection with which Transferor, any Company Affiliate or any fiduciary of any of the Employee Benefit Plans could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code
Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                   (vi) Claims Against Plans and Fiduciaries. Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending, anticipated or threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists.

                   (vii) Insurance Reserves. The levels of insurance reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reservesor liabilities do or should apply) are set forth on
Schedule 5.13(a)(7), and such levels are reasonable and sufficient to provide for all incurred but unreported claims of which Transferor or Steiner have knowledge and any retroactive or prospective premium adjustments of which Transferor or Steiner have knowledge.

                   (viii) Retiree Welfare Benefits. Neither Transferor, its predecessors in interest nor any Company Affiliate has maintained an Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

              (b) Defined Benefit and Multiemployer Plans. Neither Transferor, its predecessors in interest nor any Company Affiliate has at any time maintained, sponsored or contributed to, nor is obligated to contribute to, any "employee benefit pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA. Neither Transferor nor any Company Affiliate contributes or has contributed or is obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA).

         5.14 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of Transferor's employees and none of said employees are represented by any union or labor organization.

         5.15 Labor Disputes. Transferor is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Transferor is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against Transferor is pending before the National Labor Relations Board. Neither Transferor nor Steiner knows or has reason to know of any labor strike or other labor trouble actually pending, being threatened against, or affecting Transferor. Relations between management and labor are amicable and there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

         5.16 Bank Accounts. Schedule 5.16 sets forth a complete and accurate list of each bank or financial institution in which Transferor has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

         5.17 Investments. Except as disclosed on Schedule 5.17, Transferor does not own any capital stock or other securities or have any other investment in any person or other entity.

         5.18 Tax Matters.

              (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                   (i) The term "Group" shall mean, individually and collectively, (A) Transferor, (B) Steiner and (C) any individual, trust, corporation, partnership or any other entity as to which Transferor is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                   (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect, except as provided in Section 13.04 hereof.

                   (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

              (b) Returns Filed and Taxes Paid. Except as otherwise disclosed in Schedule 5.18(b): (i) all Returns required to be filed by or on behalf of members of the Group have been duly filed on a timely basis and such Returns are true, complete and correct; (ii) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group or any member of the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; and (iv) there are no liens on any of the assets of any member of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed in Schedule 5.18(b).

              (c) Tax Deficiencies; Audits; Statutes of Limitations. Except as otherwise disclosed in Schedule 5.18(c): (i) the Returns of any member of the Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of any member of the Group, and no member of the Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) no member of the Group is either a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Group or any of their assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Group; and (v) Transferor and each member of the Group have disclosed on its respective federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of
Section 6662 of the Code.

              (d)  Tax Sharing Agreements.  Except as otherwise disclosed in
Schedule 5.18(d), no member of the Group is (nor has it ever been) a party to any tax sharing agreement.

              (e) Tax Reserves. The amount of Transferor's liability for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) with respect to Transferor, as such accruals are reflected on the Interim Balance Sheet and the amount of Transferor's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Transferor, as such accruals are reflected on the Interim Balance Sheet.

              (f) Tax Returns Furnished. Transferor has furnished Transferee with true, correct and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements and private letter rulings received by Transferor or on behalf of Transferor relating to Taxes, and (ii) all federal and state income or franchise tax returns for Transferor for all periods ending on and after December 31, 1992. Except as otherwise disclosed in Schedule 5.18(f), Transferor has never been a member of an affiliated group (as defined in Section 1504 of the Code) filing consolidated returns, and Transferor does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to Transferee pursuant to (ii) above.

              (g) Tax Elections and Special Tax Status. Except as otherwise disclosed in Schedule 5.18(g), (i) Transferor is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax and Fiscal Responsibility Act of 1982; (ii) Transferor is not a "consenting corporation" under Section 341(f) of the Code;
(iii) Transferor has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Section 4999 of the Code; (iv) Transferor has not made nor will it make (A) a deemed dividend election under Treasury Regulations section 1.1502-32(f)(2) or (B) a consent dividend under
Section 565 of the Code; (v) Transferor has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (vi) Transferor has not participated in an international boycott as defined in Section 999 of the Code; (vii) Transferor is not and it never has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) Transferor is not a party to an advance pricing agreement under Section 482 of the Code;
(ix) Transferor is not a party to a Section 6038A agreement under Treasury Regulations section 1.6038A-3(e); (x) none of the assets of Transferor directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; (xi) none of the assets of Transferor is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (xii) Transferor is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes

              (h) Tax Basis and Tax Attributes. Schedule 5.18(h)(1) contains an accurate and complete description of Transferor's tax basis in its assets as of September 30, 1995; (ii) Transferor's current and accumulated earnings and profits; (iii) Transferor's Tax carryovers; and (iv) Tax elections made by Transferor. Except as otherwise disclosed in Schedule 5.18(h)(2), Transferor has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations.

         5.19 Environmental Requirements.

              (a) General Representation and Warranty. Transferor is in compliance with all applicable requirements, restrictions, limitations, conditions, standards, prohibitions and obligations contained in all federal, state and local laws relating to environmental, land use, health or safety matters, including any and all regulations, codes, plans, orders, decrees, judgments and notices issued, entered, promulgated or approved thereunder (hereinafter referred to as "Environmental Requirements"), other than such noncompliance which could not have a material adverse effect on the Business, financial condition, assets or prospects of Transferor. Except as set forth in
Schedule 5.19, there are no existing violations of any Environmental Requirements by Transferor with respect to the use, condition or operation of Transferor's Leased Real Property, other than such noncompliance or violation which could not have a material adverse effect on the Business, financial condition, assets or prospects of Transferor. Neither Transferor nor Steiner are aware of any past or existing noncompliance with or violation of any Environmental Requirement with respect to the use, condition or operation of Transferor's Leased Real Property.

             (b) Particular Representations and Warranties. Without limiting the generality of the foregoing, Transferor particularly represents and warrants as follows:

                  (i) Permits and Licenses. Transferor has obtained all Permits and has filed all notices, reports and other statements, which are required to be obtained or filed under Environmental Requirements;

                   (ii) Compliance. Transferor is in compliance with all terms and conditions of all such Permits within the scope of the preceding
Section 5.19(b)(i); and

                   (iii) Underground Storage Tanks. Schedule 5.19 sets forth a list of (A) all underground storage tanks and connected pipes, valves and associated appurtenances ("USTs") and other underground storage facilities presently located on the Leased Real Property or any such tanks or facilities located at the Leased Real Property while such Leased Real Property was leased, operated or managed by Transferor and, (B) to the best of Transferor's and Steiner's knowledge after reasonable investigation, all USTs and other underground storage facilities previously located at the Leased Real Property while the Leased Real Property was owned, leased, operated or managed by any predecessor of Transferor.

              In particular, Transferor and Steiner jointly and severally represent and warrant that:

                        (1) All USTs and underground storage facilities on the Leased Real Property of which Transferor and Steiner have knowledge have been registered or licensed as required by Environmental Requirements;

                        (2) All USTs and underground storage facilities of which Transferor and Steiner have knowledge comply with all present and future Environmental Requirements, as such requirements now exist, and to Steiner's and transferor's knowledge, no removal of, alteration of, addition to, or replacement of such USTs is or will be required;

                        (3) All USTs and underground storage facilities on the Leased Real Property of which Transferor and Steiner have knowledge are sound and have not leaked, emitted, or released any regulated substances into the environment, including the soil surrounding the storage tanks and all groundwater at or near the Leased Real Property; and

                        (4) All USTs and underground storage facilities of which Transferor and Steiner have knowledge meet all requirements for corrosion protection, leak detection, and spill and overflow protection which are now applicable or will be applicable in the future under present Environmental Requirements.

                   (iv) Asbestos Containing Materials.  Except as set forth in
Schedule 5.19, Transferor and Steiner are not aware of any building or other improvement on the Leased Real Property contains or may contain any asbestos-containing materials.

                   (v) PCBs. Except as set forth in Schedule 5.19, the Leased Real Property does not contain any PCBs in any form of which Transferor and Steiner are aware.

                   (vi) Hazardous Substances. Except as set forth in Schedule 5.19, Transferor has not used the Leased Real Property or any other asset of Transferor for the handling, treatment, storage, processing or disposal of any "hazardous substances," as that term is used in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Paragraphs 6901 et seq., and, to the best of Transferor's and Steiner's knowledge after reasonable inquiry, no predecessor of Transferor has so used the Leased Real Property or any other asset of Transferor. Except as set forth in Schedule 5.19, no release, discharge, spillage or disposal of any hazardous substance of which Transferor and Steiner have knowledge has occurred prior to Transferor's use or operation of the Leased Real Property or has occurred or is occurring at or on the Leased Real Property in a manner that would violate any applicable Environmental Requirement during Transferor's use and operation of the Leased Real Property.

        (c) Warranty of Future Liability. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans associated in any way with the ownership, use, condition or operation of the Leased Real Property by Transferor or with any property or facility previously owned, used or operated by Transferor:

               (i) Which interferes with or prevents continued compliance in any respect with any Environmental Requirement; or

               (ii) Which may give rise to or which has given rise to any common law liability or liability under the Environmental Requirements; or

               (iii) Which may otherwise form the basis of any claim by any person based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling by Transferor or the emission, discharge, release or threatened release into the environment by Transferor or from the Leased Real Property of any pollutant, contaminant or hazardous or toxic material or waste, including any and all "hazardous waste" as that term is used in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Paragraph 6901 et seq., and any "hazardous substances," as that term is used in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Paragraphs 6901 et seq.

         5.20 Required Licenses and Permits. Transferor has all licenses, permits or other authorizations of governmental authorities necessary for the assembly, manufacture and/or sale of its goods and all other licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such material licenses, permits and other authorizations is set forth on Schedule 5.20. Transferor has made available to Transferee true, correct and complete copies of all written licenses and permits listed on Schedule 5.20.

         5.21 Insurance Policies. Schedule 5.21 sets forth a complete and accurate list and description of all insurance policies in force naming Transferor, or any employees or directors thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which Transferor has paid or is obligated to pay all or part of the premiums. Transferor has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and Transferor is in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth on Schedule 5.21, during the term of such policies, as extended or renewed. Transferor has made available to Transferee true, correct and complete copies of each of the policies listed on Schedule 5.21.

         5.22 Major Suppliers and Customers. Schedule 5.22 sets forth a list of each supplier of goods or services to, and each customer of, Transferor, to whom Transferor paid or billed in the aggregate more than $5,000.00 during the 12-month period ended September 30, 1995, together, in each case, with the amount paid or billed during such period. Transferor is not engaged in any dispute with any of such suppliers or customers other than as disclosed in
Schedule 5.22. Transferor does not know or have any reason to believe that the consummation of the transactions contemplated hereunder will have any adverse effect on the business relationship of Transferor with any such supplier or customer.

         5.23 Contracts and Commitments. Except as set forth in Schedules 5.08, 5.09, 5.10, 5.21, and 5.23:

              (a) Transferor does not have any agreement or contract that is material to its business, operations or prospects;

              (b) No contracts or commitments of Transferor continue for a period of more than six (6) months from the date hereof or require payments, in the aggregate, in excess of $1,000.00;

              (c) Transferor does not have any outstanding contract, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, dealer, subcontractor or broker that is not cancelable by Transferor on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind, except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

              (d) Transferor is not under any liability or obligation under any agreement pursuant to which third parties have been provided with goods that can be returned to Transferor in the event they are not sold and which could involve a liability of Transferor of $1,000.00 or more in the aggregate;

              (e) Transferor does not have (i) any outstanding loan or loan commitment (excluding credit extended in the ordinary course of business consistent with past practice to purchasers of inventory) to any person, or
(ii) any factoring, credit line or subordination agreement;

              (f) Transferor does not have any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

              (g) There are no contracts or agreements with any director, officer or shareholder of Transferor, or with any person related to any such person or with any company or other organization in which any director, officer or shareholder of Transferor, or anyone related to any such person, has a direct or indirect financial interest;

              (h) Other than as contemplated in Article IX of the Agreement, Transferor is not subject to any contract or agreement containing covenants limiting the freedom of Transferor to compete in any line of business in any geographic area;

              (i) To the knowledge of Transferor and Steiner, Transferor is not a party to or bound by any presently existing contract, agreement or other arrangement that has had or may in the future have a material adverse effect upon the business, prospects, earnings or financial condition of Transferor or upon its assets;

              (j) There is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of Transferor or requiring any payments or other distributions based on such profits, revenues or cash flows; and

              (k) Transferor has made available to Transferee true, correct and complete copies of each of the agreements listed in Schedule 5.23.

         5.24 No Conflict. The execution and delivery of this Agreement by Transferor, the consummation of the transactions contemplated herein by Transferor, and the performance of the covenants and agreements of Transferor, subject to fulfillment of the conditions set forth in Sections 10.04 and 10.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of Transferor; or (b), except as disclosed in Schedule 5.24(b), violate, conflict with or result in a breach or default under or cause the modification, termination or acceleration of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will or other agreement, document or instrument to which Transferor is a party or by which Transferor or its properties may be bound; or (c) violate any provision of law, statute, ordinance, rule, regulation, court order or ruling of any governmental authority, to which Transferor is a party or by which Transferor or its properties may be bound or may materially and adversely affect the Business as presently conducted by Transferor; or (d), except as disclosed in Schedule 5.24(d), result in the creation or imposition of any Encumbrance upon any asset of Transferor.

         5.25 Agreements in Full Force and Effect. Except as expressly set forth in Schedule 5.25, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Transferor or, to the knowledge of Transferor or Steiner, any other party thereto.

         5.26 Required Consents and Approvals.  Except as set forth in
Schedule 5.26, no consent or approval is required by virtue of the execution hereof by Transferor or the consummation of any of the transactions contemplated herein by Transferor to avoid the violation or breach of, or the default under, or the creation of an Encumbrance on assets of Transferor pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license or any other instrument to which Transferor is a party or to which it or any of its property or any of its capital stock is subject.

         5.27 Absence of Certain Changes and Events.  Except as set forth in
Schedule 5.27, since January 1, 1995, Transferor has conducted its businesses only in the ordinary course, and has not:

              (a) suffered any damage or destruction adversely affecting the properties, assets or business of Transferor;

              (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Transferor, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof; or transferred any assets from any Company Affiliate; or transferred any assets from any Company Affiliate to Transferor;

              (c) suffered any material adverse change in its working capital, assets, liabilities, financial condition, business prospects or relationships with any suppliers or customers listed on Schedule 5.22, other than as disclosed on Schedule 5.22 with respect to Hewlett-Packard Company;

              (d)  except as provided in the employment agreements listed on
Schedule 5.12 and for customary increases based on term of service or regular promotion of non-officer employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, consultant or independent contractor or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

              (e) incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

              (f) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with past practice, other than as set forth in Schedule 5.27(f);

              (g) permitted any of its assets to be subjected to any Encumbrance except for Permitted Liens;

              (h)  waived any material claims or rights;

              (i) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

              (j) made any single capital expenditure or investment in excess of $5,000.00;

              (k) made any change in any method, practice or principle of financial or tax accounting;

              (l) managed receivables, other current assets (excluding cash), trade payables and other current liabilities in a fashion inconsistent with past practice, including the failure to sell inventory and other property in an orderly and prudent manner or the failure to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

              (m) paid, loaned, advanced, sold, transferred or leased any asset to any officer, employee, consultant or independent contractor except for normal compensation involving salary and benefits;

              (n) issued or sold any of its capital stock or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock except as set forth on Schedule 5.02;
              (o) entered into any material commitment or transaction, other than in the ordinary course of business consistent with past practice, affecting the operations of Transferor; or

              (p) agreed in writing, or otherwise, to take any action described in this Section.

         5.28 Accounts Receivable.

              (a) All accounts receivable owed to Transferor by any director, officer, shareholder or employee of Transferor or any relative of any such person (including those accounts receivable reflected on the Interim Balance Sheet and incurred since the date of the Interim Balance Sheet) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

              (b) All accounts receivable of Transferor (i) are valid, existing and fully collectible (subject to an allowance for doubtful accounts in the amount of $500,000) without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold or services rendered in the ordinary course of business, and (iii), to Steiner's and Transferor's knowledge, are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. All such accounts receivable were current, and there is no dispute regarding the collectability of any such accounts receivable above such allowance for doubtful accounts. All reserves shown on the Financial Statements were adequate as of such dates, and calculated consistent with past practice. Notwithstanding the foregoing, the account receivable in the amount of $119,975 owed by Carlos Maia or an Affiliate thereof to Transferor (the "Maia Receivable") shall not be subject to the aforementioned allowance for doubtful accounts. Schedule 5.28 shows all of the accounts receivable of Transferor as of the Closing Date.

         5.29 Disclosure. No representation, warranty, assurance or statement by Transferor or Steiner in this Agreement and no statement contained in any document (including the Financial Statements and the Schedules), certificate or other writing furnished or to be furnished by Transferor or Steiner (or caused to be furnished by Transferor or Steiner) to Transferee or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         5.30 Hart-Scott-Rodino. The "Person" which includes the "ultimate parententity" of Transferor, as Target (as such terms are defined by 16 C.F.R. Paragraph 801.1(a)), did not produce or derive annual sales or revenues in excess of $1,000,000 from products within industries 2,000-3999 as coded in the Standard Industrial Classification Manual (1972 edition), published by the Executive Office of the President, Office of Management and Budget. The "total assets" of the "Person" which includes the "ultimate parent entity" (as such terms are defined by 16 C.F.R. Paragraph 801.1) of Transferor, as reflected on its last regularly prepared balance sheet, are less than $10,000,000.

         5.31 Transferor Net Worth. The excess (the "Excess") of the Assumed Liabilities over Transferred Assets is less than or equal to, as of 12:01 a.m. on the Closing Date, $4,300,000, which Excess Transferor and Steiner agree and acknowledge will be verified by an audit conducted by Deloitte & Touche LLP, independent auditors for the Company, whose determination shall be final and binding.


                            ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

         To induce Transferor and Steiner to enter into this Agreement, Transferee hereby represents and warrants to Transferor as follows:

         6.01 Organization. Transferee is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

         6.02 Authorization. Subject to the authorization and approval of Transferee's Board of Directors, Transferee has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Subject to the foregoing, this Agreement constitutes Transferee's legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws generally affecting creditors' rights. Following execution of this Agreement, the President of Transferee shall present this Agreement to Transferee's Board of Directors for consideration and approval.

         6.03 No Conflict. The execution and delivery of this Agreement by Transferee, the consummation of the transactions contemplate herein by Transferee, and the performance of the covenants and agreements of Transferee will not, with or without the giving of notice or the lapse of time, or both,
(a) violate or conflict with any of the provisions of any charter document or bylaw of Transferee; (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document or other agreement, document or instrument to which Transferee is a party or by which Transferee or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Transferee is a party or by which Transferee or its properties may be bound.

         6.04 Disclosure. No representation, warranty, assurance or statement by Transferee in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Transferee (or caused to be furnished by Transferee) to Transferor or Steiner or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         6.05 Stock Consideration. The shares representing the Stock Consideration, when issued as contemplated herein, will be (i) validly issued, fully paid and nonassessable, and (ii) with the exception of encumbrances contemplated by the Escrow Agreement, are free and clear of any Encumbrances. As soon as reasonably practicable after the Closing Date, Transferee shall use its best efforts to file on behalf of Steiner a registration statement with the Securities and Exchange Commission (the "Commission") for resale of the Stock Consideration and shall use its best efforts to cooperate with the Commission in order to have such registration statement declared effective by the Commission as soon as reasonably possible. Transferee shall pay all filing fees with the Commission and the National Association of Securities Dealers, Inc. and the fees and expenses of the Transferee's counsel and accountants arising in connection therewith, and the reasonable fees incurred to audit Transferor's financial statements for fiscal 1993, which are required to be included in such registration statement.


                           ARTICLE VII

               COVENANTS OF TRANSFEROR AND STEINER

         7.01 Pre-Closing Operations of Transferor. Transferor and Steiner hereby represent and warrant that, except as consented to in writing by Transferee, pending the Closing, Transferor will operate and conduct its business and Steiner will cause Transferor to operate and conduct its business only in the ordinary course in accordance with prior practice, and carry on its business diligently and substantially in the manner as heretofore conducted and not make or institute any methods of manufacture, purchase, sale, lease, management, accounting or operation except in the ordinary course of business consistent with past practice. Pursuant thereto and not in limitation of the foregoing:

              (a) Transferor shall manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

              (b) No material contract or commitment of any kind relating to Transferor shall be entered into without the prior written consent of Transferee (for purposes hereof, the word "material" shall refer to any contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been disclosed in Schedules 5.08, 5.09, 5.13,
5.21 or 5.23). Any such contract entered into with the prior written consent of the Transferee shall be deemed to have been disclosed in the appropriate schedule.

              (c) Transferor shall maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its best efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

              (d) Transferor shall not take any of the following actions after the date of this Agreement without the prior written consent of
Transferee:

                   (i) Dispose of any assets other than in the ordinary course of business consistent with past practice;

                   (ii) Mortgage, pledge or subject to liens or other encumbrances any assets, except by incurring Permitted Liens;

                   (iii) Purchase or commit to purchase any capital asset for a price exceeding $1,000.00;

                   (iv) Except for planned or normal increases in the ordinary course of business consistent with past practice and specifically disclosed in a Schedule hereto with respect to non-officer employees, increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate any employee whose annual compensation would exceed $20,000.00;

                   (v)  Amend any charter document or bylaw;

                   (vi) Issue, sell or repurchase any of its capital stock, or make any change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends or make any other distribution with respect to its stock;

                   (vii) Incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

                   (viii) Cancel any debts other than the repayment of $144,000 (plus accrued interest thereon for the month of December, 1995 to the Closing Date equal to $560.98) from Transferor to Steiner as disclosed in the Interim Balance Sheet;


                   (ix) Amend or terminate any material agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof;

                   (x) Solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock;

                   (xi) Make any changes in accounting methods, principles or practices;

                   (xii) Do any act, omit to do any act or permit any act within Steiner's or Transferor's control which will cause a breach of any representation, warranty or obligation contained in this Agreement or any obligations contained in any contract; or

                   (xiii) Issue substitute stock certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by Transferee has been duly executed and delivered to Transferor.

         7.02 Access. From the date of this Agreement through the Closing Date, Transferor shall (i) provide Transferee and its designees (officers, counsel, accountants, actuaries and other authorized representatives) with such information as Transferee may from time to time reasonably request with respect to Transferor and the transactions contemplated by this Agreement;
(ii) provide Transferee and its designees access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of Transferor, as Transferee or its designees may from time to time reasonably request; and (iii) permit Transferee and its designees to make such inspections thereof as Transferee may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Transferor. No such investigation shall limit or modify in any way Steiner's or Transferor's obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein.

         7.03 Interim Financials. As promptly as practicable after each regular accounting period subsequent to September 30, 1995 and prior to the Closing Date, Transferor will deliver to Transferee periodic financial reports in the form which it customarily prepares for its internal purposes concerning Transferor and, if available, unaudited statements of the financial position of Transferor as of the last day of each accounting period and statements of income and changes in financial position of Transferor for the period then ended.

         7.04 Maia Receivable. Steiner hereby unconditionally guarantees the payment to Transferee of the Maia Receivable (as defined in Section 5.28 hereof) if such receivable has not been paid in full to Transferee by January 31, 1996. Steiner further agrees that Transferee may set off any amounts owed under the Maia Receivable to Transferee after January 31, 1996, against any Shares held in the Short Term Stock Escrow. Steiner agrees that this guaranty is enforceable without Transferee first having to proceed against Carlos Maia or any Affiliate thereof for payment of the Maia Receivable. Steiner hereby waives all diligence, presentments, demands, notices of dishonor, protests, notices of protest and all other notices whatsoever permitted by law to be waived.

         7.05 Preparation of Supporting Documents. In addition to such actions as Transferor may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, Transferor and Steiner shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as Transferee may reasonably request from time to time, before, at or after the Closing, with respect to compliance with the obligations of Transferee, Transferor or Steiner in connection with the transactions contemplated herein. Any information so furnished by Transferor or Steiner shall be true, current and complete and shall not contain any untrue statement of fact or omit to state a fact required to be stated therein or necessary to make the statements made therein not misleading.

         7.06 Distribution of Stock and Plan of Reorganization. Transferor immediately shall distribute the Stock Consideration to Steiner, its sole shareholder, and as soon as practicable after the Closing Date, liquidate its assets and dissolve pursuant to a plan of reorganization and liquidation as required by Section 368(a)(2)(G) of the Code.


         7.07 Notice of Breach or Potential Breach. Transferor and Steiner shall promptly notify Transferee of any change, circumstance or event which would cause any of the representations or warranties made by Transferor or Steiner pursuant to this Agreement to be untrue as of the date hereof or at the Closing or which prevents Transferor or Steiner from complying with any of their obligations hereunder.


                           ARTICLE VIII

                     COVENANTS OF THE PARTIES


         Transferor, Steiner and Transferee, respectively, hereby covenant to and agree with one another as follows:

         8.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. Transferor, Steiner and Transferee will use their reasonable, good faith efforts and will cooperate with one another to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 10.05 and 11.04 hereof. Transferor and Steiner will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article XI. Transferee will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article X.

         8.02 Confidentiality. In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". The term "Information" does not include information which (a) was known to any party about another party prior to its disclosure, or has been independently acquired or developed by either party without violating any of its obligations under this Agreement, provided that such information was lawfully obtained or developed, (b) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (c) was available or later becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information. Each party hereby further agrees as follows:

                   (i) The Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives.

                   (ii) In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its reasonable efforts, at the other party's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

         8.03 Condemnation. If prior to the Closing any of Transferor's Leased Real Property shall have been taken by condemnation in any proceeding by a public authority or other body vested with the power of eminent domain or shall have been acquired by a public or quasi-public body for public purposes, or if condemnation proceedings therefor shall have been instituted, Transferor and Steiner shall give Transferee prompt notice of such occurrence. If such condemnation takes, or proposes to take, all of Transferor's Leased Real Property, Transferee may cancel this Agreement by giving Steiner and Transferor notice to such effect within ten (10) days after Steiner's and Transferor's notice to Transferee of such occurrence, with the date of the Closing to be extended, if necessary, to provide such a ten (10) day period. If Transferee shall so elect to cancel this Agreement, the parties hereto shall have no further rights, duties, or obligations hereunder. If the taking or proposed taking is to include such portion of Transferor's Leased Real Property as shall, in Transferee's judgment, materially and substantially interfere with Transferee's intended uses of the Transferred Assets, then Transferee may cancel this Agreement by giving Steiner and the Transferor written notice to such effect within ten (10) days after receipt of Steiner's and Transferor's notice of such occurrence, with the date of the Closing to be extended, if necessary, to provide such ten (10) day period. If Transferee shall so elect, this Agreement shall be terminated and the parties hereto shall have no further rights, duties or obligations hereunder. If this Agreement is not terminated as provided above, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of Transferor's Leased Real Property taken by eminent domain or condemnation, or sold in lieu thereof, shall be consummated without reduction of the Stock Consideration. In such event, Transferor shall, at the Closing, assign, transfer and set over unto Transferee all of Transferor's right, title and interest in and to any awards or proceeds paid or payable for such taking or sale in lieu thereof.

         8.04 Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting Transferor will be made after the date of this Agreement without the prior written consent of Transferee.

         8.05 Termination of Existing Tax-Sharing Agreements. All tax sharing agreements or similar arrangements with respect to or involving Transferor shall be terminated on or before the Closing Date and, after the Closing Date, Transferor shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

         8.06 Tax Matters and Post-Closing Cooperation.

                   (a) Subject to the provisions of Section 13.04 hereof, Steiner shall pay any and all Taxes arising from the sale by him of any of the Stock Consideration. Transferor shall pay all other Taxes that may be due before or after the Closing Date that are allocable to the period prior to and including the Closing Date. In order to appropriately apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto shall, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of Transferor, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement. In any case where applicable law does not permit Transferor to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Transferor for such Interim Period (as defined below) shall be (I) in the case of Taxes that are not based on income or gross receipts, the total of such Taxes for the period in question multiplied by a fraction, the numerator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Transferor on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date.

              (b) Transferee and Transferor shall cooperate in preparing and filing any Returns required to be filed by Transferor after the Closing Date. Transferor agrees that it shall provide, and shall cause its accountants and other representatives to provide, to Transferee on a timely basis the information, including but not limited to all work papers and records relating to Transferor that it or its accountants or other representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns, information returns and reports required to be filed by Transferee or Transferor with governmental agencies and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by Steiner, Transferor or their accountants or other representatives.

              (c) Transferor, on the one hand, and Transferee, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Interim Period. Transferor and Transferee shall cooperate with each other in the conduct of any audit or other proceedings involving Transferor for such periods and each may participate at its own expense, provided that Transferee shall have the right to control the conduct of any such audit or proceeding for which Transferee (I) agrees that any resulting Tax is covered by the indemnity provided in Article XIII hereof, and (ii) demonstrates to Transferor the ability to make such indemnity payment. Notwithstanding the foregoing, Transferee may not settle or otherwise resolve any such claim, suit or proceeding without the consent of Transferor, which consent shall not be unreasonably withheld.

              (d) Transferor, on the one hand, and Transferee, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Transferor as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

              (e) Notwithstanding the foregoing, all sales or transfer taxes of Transferor, including but not limited to, document recording fees, real property transfer taxes, and sales and excise taxes arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by Transferee.

         8.07 Registration. As soon as reasonably practicable after the Closing Date, Transferee shall use its best efforts to file on behalf of Steiner a registration statement with the Commission for resale of the Stock Consideration and shall use its best efforts to cooperate with the Commission in order to have such registration statement declared effective by the Commission as soon as reasonably possible.


                            ARTICLE IX

                  NON-COMPETITION, NONDISCLOSURE

         9.01 Non-Competition; Nonsolicitation. For the period prior to the liquidation and dissolution of Transferor as required under Section 368(a)(2)(G) of the Code and by Section 14.02 hereof, Transferor, either in partnership, jointly, or in conjunction with any Person, whether as principal, agent, consultant or shareholder, except that nothing herein shall be construed to prevent Transferor from owning or controlling less than five percent of the outstanding stock of any publicly-traded company, hereby agrees not to:

              (a)  engage in the Business in the Territory;

              (b) solicit or contact Customers or Potential Customers (as defined below) on behalf of, associate with, invest in, obtain any interest in, advise, lend money to, or guarantee the debts or obligations of any Person which is engaged in the Business in the Territory;

                (c) solicit or accept business from any of the Customers or Potential Customers of SEC or Transferee for the purposes of providing products or services the same as or substantially similar to any of those provided in connection with the Business;

              (d) persuade or attempt to persuade any employee who is employed with Transferee or its Affiliates as of the date hereof to terminate such employee's service with Transferee or such Affiliate of Transferee, as the case may be; or

              (e) persuade or attempt to persuade any Customer, Potential Customer or supplier of Transferee or its Affiliates to terminate or modify such Customer's, Potential Customer's or supplier's relationship with Transferee or such Affiliate of Transferee, as the case may be.

         For the purposes of this Agreement, "Territory," "Customer" and "Potential Customer" shall have the meanings set forth below:

              "Territory" means the geographic areas set forth on Exhibit 3, attached hereto.

              "Customer" means any customer, within the 12 month period immediately prior to any alleged breach of this Agreement, (i) that has engaged in business with Transferor and (ii) with which Transferor has had substantial contact, directly or indirectly.

              "Potential Customer" means any customer, within the 12 month period immediately prior to any alleged breach of this Agreement, (i) that Transferor has actively solicited for business and (ii) with which Transferor has had substantial contact, directly or indirectly.

         9.02 Confidential Information. For the period prior to the liquidation and dissolution of Transferor as required under Section 368(a)(2)(G) of the Code and by Section 14.02 hereof, Transferor shall not use, reveal or divulge any "Confidential Information." For the purposes of this Agreement, "Confidential Information" shall have the meaning set forth below:

              "Confidential Information" means information, as of the date hereof, that, although not a "Trade Secret" (as defined below), is not generally known and from which Transferee, its Affiliates or Transferor derives actual or potential economic value because such information is not generally known by others. Confidential Information includes, but is not limited to, sales and marketing information, customer account records, training and operations materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, employees and affairs of Transferee and its Affiliates, respectively, any information marked "Confidential" by Transferor or an Affiliate of Transferor, and any other such information that does not rise to the level of a Trade Secret.

              Notwithstanding the foregoing, Transferor shall not be subject to the restrictions set forth in this Section 9.02 with respect to information which:

              (a) becomes generally available to the public other than as a result of disclosure by Transferor or his respective agents or representatives;

              (b) becomes available to Transferor on a non-confidential basis from a source other than Transferee, Transferee's Affiliates or their respective agents provided that to Transferor's knowledge such source lawfully obtained such information and is not bound by a confidentiality agreement with Transferee or such Affiliate of Transferee; or

              (c)  is required by law to be disclosed.

         9.03 Trade Secrets. At any time during or after the term of this Agreement, Transferor shall not use, reveal or divulge any "Trade Secret" of Transferee, its Affiliates or Transferor. For the purposes of this Agreement, "Trade Secret" shall have the meaning set forth below:

              "Trade Secret" means information, as of the date hereof, including but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers which:

              (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

              (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.



                            ARTICLE X

       CONDITIONS TO OBLIGATIONS OF TRANSFEROR AND STEINER

         Each of the obligations of Transferor and Steiner to be performed hereunder shall be subject to the satisfaction (or waiver by Transferor) at or prior to the Closing Date of each of the following conditions:

         10.01 Representations and Warranties True at Closing Date. Each of Transferee's representations and warranties contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Transferee shall have complied in all respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and Transferee shall have delivered to Steiner and the Transferor a certificate dated the Closing Date and signed by its duly authorized officer to all such effects, and confirming such other matters as may be reasonably requested by Steiner and the Transferor.

         10.02 Litigation. Except as described in Schedule 10.02, no suit, investigation, action or other proceeding shall be pending or overtly threatened against Transferor, Steiner or Transferee before any court or governmental agency which has resulted in the restraint or prohibition of Transferor or Steiner, or could in the reasonable opinion of counsel for Steiner, result in the obtaining of material damages or other relief from Transferor or Steiner, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         10.03 Opinion of Counsel to Transferee. Steiner and Transferor shall have received from counsel to Transferee an opinion, dated the Closing Date, substantially in the form of Exhibit 4.

         10.04 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by Transferee to Steiner and the Transferor hereunder or in connection herewith shall be in form and substance satisfactory to counsel for Transferor, in the exercise of such counsel's reasonable judgment.

         10.05 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods pursuant to H-S-R, if applicable, shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.



                           ARTICLE  XI

             CONDITIONS TO OBLIGATIONS OF TRANSFEREE

         The obligations of Transferee to be performed hereunder shall be subject to the satisfaction (or waiver by Transferee) on or before the Closing Date of each of the following conditions:

         11.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of Transferor and Steiner contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Transferor and Steiner shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by each of them on or before the Closing Date; and Transferor and Steiner shall have delivered to Transferee a certificate signed by Steiner and on behalf of Transferor by its President to all such effects, and confirming such other matters as may be reasonably requested by Transferee.

         11.02 No Material Change. Transferor shall not have suffered any material adverse change since January 1, 1995 in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

         11.03 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against Transferee, Transferor or Steiner before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or, in the reasonable opinion of counsel for Transferee, could result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         11.04 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods pursuant to H-S-R, if applicable, shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

         11.05 Other Necessary Consents. Transferor and Steiner shall have obtained all consents and approvals listed on Schedule 5.26. With respect to each such consent or approval, Transferee shall have received written evidence, satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

         11.06 Opinion of Counsel to Transferor and Steiner. Transferee shall have received from counsel to Transferor and Steiner an opinion, dated the Closing Date, substantially in the form of Exhibit 5.

         11.07 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by Transferor and Steiner to Transferee hereunder shall be in form and substance satisfactory to counsel for Transferee, in the exercise of such counsel's reasonable judgment.

         11.08 Action by Board of Directors of Transferee. The Board of Directors of Transferee shall have approved this Agreement and the transactions contemplated hereby and authorized its execution, delivery and performance by Transferee.

         11.09 Due Diligence Review. Representatives of Transferee shall have completed the due diligence review of the operations, condition (financial and other), prospects, assets and liabilities of, and other matters related to, Transferor and its business and the results of such due diligence shall have been satisfactory to Transferee in its sole discretion.

         11.10 Non-competition Agreement. Steiner shall have executed and delivered to Transferee a non-competition agreement substantially in the form of Exhibit 6 hereto.

         11.11 Employment Agreements. Steiner shall have executed and delivered to Transferee an employment agreement substantially in the form of
Exhibit 7 hereto.

         11.12 Escrow Agreements. Transferor, Transferee and Escrow Agent shall have executed and delivered to Transferee the Supplemental Stock Escrow Agreement substantially in the form of Exhibit 2 hereto and the Short Term Stock Escrow Agreement substantially in the form of Exhibit 1 hereto.

         11.13 Closing of Assignment of Dinorall Option. (a) Dinorall Corporation ("Dinorall") shall have obtained all necessary consents to the assignment (the "Assignment") of that certain option agreement among Dinorall, Steiner and Transferor dated May 2, 1995 (the "Option Agreement"); (b) Dinorall, Steiner and Transferor shall have consented to the Assignment; and
(c) Dinorall concurrently shall have closed the Assignment of the Option Agreement to SEC concurrent with the Closing.

         11.14 Termination of Option Agreement. Dinorall, SEC, Steiner and Transferor shall have agreed in writing to the termination of the Option Agreement concurrent with the Closing.

         11.15 Approval of Transaction by SEC's Board. The board of directors of SEC shall have, among other things: (a) approved the execution, delivery and performance of this Agreement by Transferee and the transactions contemplated hereby; (b) approved the issuance by SEC of the shares of SEC Stock constituting the Stock Consideration; (c) approved the execution, delivery and performance of the Agreement between SEC and Dinorall relating to the Memorandum of Understanding between SEC and Dinorall dated August 24, 1995 (the "Dinorall Agreement"); and (d) approved the definitive agreement relating to the Assignment of the Option Agreement and the transactions contemplated thereby.


                           ARTICLE XII

                             CLOSING

         12.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall take place at 10:00 a.m. on ________________, December ___, 1995, in the offices of Long, Aldridge & Norman, 303 Peachtree Street, Suite 5300, Atlanta, Georgia, or on such other date at such other time and place as the parties shall agree (the "Closing Date"). Transferee shall commence to operate and control the business of Transferor as of the Closing.


                           ARTICLE XIII

                         INDEMNIFICATION

         13.01 Agreement of Steiner and Transferor to Indemnify Transferee. Except as otherwise limited by this Article XIII, Steiner and Transferor, jointly and severally, shall indemnify and reimburse Transferee for any and all claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses (including full and complete reasonable attorneys' and accountants' fees) (hereinafter "Loss" or "Losses") suffered or incurred by Transferee or any of its successors or assigns, and their respective officers, directors, employees, consultants and agents ("Protected Parties"), as a result of, or with respect to, (a) any breach or inaccuracy of any representation or warranty of Transferor or Steiner set forth in this Agreement or in any certificate or other document or agreement delivered pursuant hereto or in connection herewith, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (b) any breach or partial breach of or noncompliance by Transferor or Steiner with any covenant or agreement of Transferor or Steiner contained in this Agreement; (c) any Excluded Liability;
(d) Transferor's noncompliance with the bulk transfer provisions of the Uniform Commercial Code or any comparable state law to which the transactions contemplated hereby are subject; (e) any product claims or losses (whether by tort, contract, warranty, strict liability or any other theory of liability) arising from any Inventory or any finished goods invoiced or shipped by Transferor prior to the Closing Date; (f) any claim arising out of occurrences that took place with respect to Transferor's operation of the Business, including without limitation, general liability, product liability, automobile liability and workers' compensation coverages; (g) arising out of any failure of Transferor to qualify to do business in any jurisdiction in which Transferor did business or is deemed to have conducted business prior to the Closing Date; or (h) any Employee Benefit Plans.

         13.02     Indemnity Claims.

              (a) Survival. The representations and warranties of Steiner and Transferor contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 13.02(b) hereof with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of Steiner and Transferor contained herein shall survive without limitation as to time except as may be otherwise specified herein. No investigation or other examination of Transferor by Transferee, its designee or representatives shall affect the term of survival of any representation or warranty contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith, or the term of the right of Transferee to seek indemnification under this Article XIII.

              (b) Time to Assert Claims. Steiner's and Transferor's obligation to indemnify Transferee and its Protected Parties for any Losses described in clauses (a) and (b) of Section 13.01 (other than for environmental and tax matters and other than for covenants or agreements under which the performance obligations extend beyond the Closing Date (which are defined for purposes of Article XIII as "executory covenants")) is subject to the condition that Steiner and Transferor shall have received notice of the Losses for which indemnity is sought within three (3) years after the Closing Date. Steiner's and Transferor's obligation to indemnify Transferee and its Protected Parties for any Losses described in clauses (a) and (b) of Section
13.01 and related to environmental matters is subject to the condition that Steiner or Transferor shall have received notice of the Losses for which indemnity is sought within four (4) years after the Closing Date, and, with respect to tax matters, prior to the expiration of the applicable statute of limitations therefor. Steiner's and Transferor's obligation to indemnify Transferee and to Protected Parties for any Losses described in clause (b) and related to executory covenants, described in clauses (c) through (g) of
Section 13.01 hereof is subject to the condition that Steiner or Transferor shall have received notice of the Losses for which indemnity is sought or losses described in Section 13.04 prior to the expiration of the applicable statute of limitations therefor or four (4) years after the Closing
Date, whichever is later.

         13.03 Agreement of Transferee to Indemnify Steiner and Transferor. Except as otherwise limited by this Article XIII, Transferee shall indemnify and reimburse Steiner and Transferor and its Protected Parties for all Losses suffered or incurred by Steiner and Transferor and its Protected Parties as a result of, or with respect to, (a) any breach or inaccuracy of any representation or warranty of Transferee set forth in this Agreement or in any certificate or other document or agreement delivered pursuant hereto or in connection herewith, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; (b) any breach or partial breach of or noncompliance by Transferee with any covenant or agreement of Transferee contained in this Agreement; (c) Transferee's assumption of the Assumed Liabilities; and (d) certain tax gain potential liability as set forth in Section 13.04 herein, provided that nothing in this
Section 13.03 shall limit Transferee's rights to be indemnified by Steiner and Transferor, jointly and severally, in accordance with Section 13.01 of this Agreement.

         13.04     Certain Tax Liability.   Transferee shall indemnify Steiner
for any and all taxes, penalties and interest arising from or relating solely to the Section 368(a)(1)(C) reorganization contemplated by this Agreement if any audit by any federal or state government agency results in the final determination that any additional income taxes under the Code are owed by Steiner, together with reasonable professional fees incurred in connection with defending against any such determination. Transferee's indemnification to Steiner for such taxes, penalties and interest due to the disallowance by any such agency of the Section 368(a)(1)(C) reorganization, if assessed, shall in no case exceed $1,360,000, plus assessed penalties and interest, if any.

         13.05 (a) Survival. The representations and warranties of Transferee contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in
Section 13.05(b) hereof with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of Transferee contained herein shall survive without limitation as to time except as may be otherwise specified herein. No investigation or other examination of Transferee by either Steiner or Transferor, or their designees or representatives shall affect the term of survival of any representation or warranty contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith, or the term of the right of Steiner and Transferor to seek indemnification under this Article XIII.

              (b) Time to Assert Claims. Transferee's obligation to indemnify Steiner and Transferor hereunder is subject to the condition that Transferee shall have received notice of the Losses described in clauses (a) and (b) of Section 13.03 (other than for executory covenants) for which indemnity is sought within three (3) years after the Closing Date, and, for Losses described in clause (b) of Section 13.03 and related to executory
covenants, Losses described in clauses   and (d) of Section 13.03, or Losses
described in Section 13.04, prior to the expiration of the applicable statute of limitations therefor or four (4) years after the Closing Date, whichever is later.

         13.06 Procedures for Indemnification. As used herein, the term "Indemnitor" means the party against whom indemnity hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

              (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and setting forth the specific basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section 13.07 hereof), containing such other information as Indemnitee shall have concerning such Third Party Claim. Nothing herein shall be deemed to prevent Indemnitee from making a claim for a Loss hereunder for potential or contingent claims or demands provided the notice of Loss sets forth the specific basis for any such potential or contingent claim or demand, to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim or demand may become actual.

              (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 13.07 hereof shall be observed by Indemnitee and Indemnitor.

              (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have ten (10) business days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with subsection (d) hereof.

              (d) Upon final determination of the value of an Indemnification Claim binding on Indemnitor and Indemnitee, Indemnitor shall pay the value of such Indemnification Claim to Indemnitee within ten (10) business days of the date such value is determined. All claims for indemnification to be paid hereunder by Transferee to Steiner or to Transferor shall be paid in Shares of
SEC Stock.   Within 30 days after the determination of the value of an
Indemnification Claim for which Transferor or Steiner is to be indemnified in Shares, and provided the value of the Indemnification Claim is greater than $100,000, Transferee shall use its best efforts to file on behalf of Steiner a registration statement with the Commission for resale of such Shares and shall use its best efforts to cooperate with the Commission in order to have such registration statement declared effective by the Commission as soon as reasonably practicable. All claims for indemnification to be paid hereunder by Steiner or Transferor to Transferee shall be paid in cash or by check.

         13.07 Defense of Third Party Claims. Should any claim be made, or investigation, suit or proceeding (including, without limitation, a binding arbitration or an audit or inquiry by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

              (a) The Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The assumption of the defense of any such claim by the Indemnitor shall, unless otherwise stated in writing delivered to the Indemnitee, be an acknowledgment by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim hereunder. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within ten (10) business days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and, subject to
Section 13.08, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 13.06(a).

              (b) The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without out-of-pocket expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

         13.08 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article XIII shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

         13.09 No Prejudice. Nothing herein shall prevent Transferee from making a claim for a Loss hereunder relating to a breach by Steiner or Transferor of any of his or its respective representations and warranties or his or its failure to perform and comply with the respective covenants and agreements set forth in this Agreement notwithstanding Transferee's knowledge of such breach or such failure on or prior to the Closing Date.


                           ARTICLE XIV

             OBLIGATIONS OF TRANSFEROR AFTER CLOSING

         14.01 Change of Name. On or immediately after the Closing Date, Transferor will amend its Articles of Incorporation so as to change its corporate name to a name that does not include any part of "U.S. Computer of North America" or to a name that will not create a likelihood of confusion with "U.S. Computer of North America" or "U.S. Computer." Transferor will thereafter take such action as may reasonably be requested by Transferee to make its present corporate name available to it. Transferor shall bear any costs and expenses of transferring the corporate name to Transferee, subject to the provisions of Section 16.07 hereof.

        14.02 Dissolution. From and after the Closing Date, Transferor will not engage in any business, will distribute the Stock Consideration received pursuant to Article III hereof to its shareholders, subject to the Escrow Agreement, in complete cancellation and redemption of their shares of Transferor's capital stock and will then promptly liquidate and dissolve as a corporation.

         14.03 Transferor's Corporate Records. Transferee will make available to Steiner for inspection and copying all Records hereby acquired by Transferee or SEC upon reasonable request for access thereto during Transferee's normal business hours; provided that Steiner shall be responsible for all costs and expenses related to copying such records; and if at any time Transferee proposes to discard or destroy such books and records, it will first offer to transfer them without charge to Steiner. If Transferor retains any books or records relating to Transferor, it shall make available to SEC or Transferee such books or records upon reasonable request for access thereto during normal business hours and if at any time Transferor proposes to discard or destroy such books and records, it will first offer to transfer them without charge to Transferee or SEC.


                            ARTICLE XV

                   TERMINATION PRIOR TO CLOSING

         15.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

              (a) By the mutual written consent of Transferee, Steiner and Transferor;

              (b) By Transferor and Steiner in writing, without liability, if Transferee shall (I) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten
(10) business days after Transferor and Steiner have notified Transferee of their intent to terminate this Agreement pursuant to this subparagraph (b);

              (c) By Transferee in writing, without liability, if either Transferor or Steiner shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) business days after Transferee has notified Transferor and Steiner of its intent to terminate this Agreement pursuant to this subparagraph (c);

              (d) By either Steiner, Transferor or Transferee, in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Transferee, Transferor or Steiner which prohibits or restrains Transferee, Transferor or Steiner from consummating the transactions contemplated hereby, provided that Transferee, Transferor and Steiner shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 calendar days after entry, by any such court or governmental or regulatory agency; or

              (e) By either Transferor or Transferee, in writing, without liability, if for any reason the Closing has not occurred by December 31, 1995 other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement.

         15.02 Termination of Obligations. Termination of this Agreement pursuant to this Article XV shall terminate all obligations of the parties hereunder, except for the obligations under Sections 8.02, 15.02, 16.07 and
16.11 hereof; provided, however, that termination pursuant to subparagraphs
(b), (c) or (e) of Section 15.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto. Upon termination of this Agreement pursuant to this Article XV and for a period of one year thereafter, the parties agree that neither party shall initiate contact with any customers of the other party hereto or solicit for employment any person who is an employee of the other party or any of such party's subsidiaries. The parties further agree that in the event of termination of this Agreement pursuant to this Article XV, each party shall return promptly to the other party all records, documents, financial information and other information and copies thereof given to the first party during the course of the negotiation of the transactions contemplated hereby.


                           ARTICLE XVI

                          MISCELLANEOUS

         16.01 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the entire understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         16.02 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         16.03 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Transferee, neither Steiner nor Transferor may assign their rights, duties or obligations hereunder or any part thereof to any other person or entity. Transferee may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more affiliated entities but if it does so, it shall remain liable for all Transferee's obligations hereunder.

         16.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         16.05 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         16.06 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         16.07 Expenses. Except as otherwise provided herein, Steiner, Transferor and Transferee shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel. Notwithstanding the foregoing, Transferee shall assume certain liabilities of Transferor incurred solely in connection with the negotiations of and transactions contemplated by this Agreement and the agreements related hereto, within the meaning of Rev. Rule 73-54, in an amount not to exceed Fifty Thousand Dollars ($50,000).

         16.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally (including by overnight courier or express mail service) or sent by registered or certified mail, postage or fees prepaid, if to Transferor to:

                   U.S. Computer of North America, Inc.
                   2131 N.W. 79th Avenue
                   Miami, Florida 33122
                   Attention: Mr. David Steiner, President
                   Telephone: (305) 477-2288
                   Facsimile: (305) 593-7373

         if to Steiner to:

                   David Steiner
                   10101 S.W. 62nd Avenue
                   Miami, FL 33156
                   Telephone: (305) 662-2228
                   Facsimile: (305) 661-4800

         with a copy to:

                   Tralins and Associates
                   One Biscayne Tower, Suite 3310
                   2 South Biscayne Boulevard
                   Miami, FL 33131
                   Attention: Myles J. Tralins, Esq.
                   Telephone: (305) 374-3300
                   Facsimile: (305) 374-4933

         if to Transferee to:

                   USC Acquisition Corporation
                   4916 North Royal Atlanta Drive
                   Tucker, Georgia 30085-8962
                   Attention:  Mr. Ray D. Risner, President
                   Telephone:     (770) 491-8962
                   Facsimile:     (770) 938-2814

         with a copy to:

                   Long, Aldridge & Norman
                   303 Peachtree Street
                   Suite 5300
                   Atlanta, Georgia  30308
                   Attention:  Leonard A. Silverstein, Esq.
                   Telephone:     (404) 527-4390
                   Facsimile:     (404) 527-4198

or at such other address for a party as shall be specified by like notice.
Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         16.09 Brokerage. Steiner and Transferor jointly and severally warrant and represent to Transferee, and Transferee warrants and represents to Transferor and Steiner, that no broker, agent or finder has rendered services in connection with the transaction contemplated under this Agreement, other than any such arrangements disclosed in Schedule 16.09. Transferor shall pay the costs of any brokerage arrangements disclosed in Schedule 16.09 before or at Closing, but in any case, prior to the transfer of assets. Transferor and Steiner, jointly and severally, hereby indemnify and agree to hold harmless Transferee from and against any and all losses, costs, damage, and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by Transferee, by reason of any claim by any broker, agent, finder or other person or entity based upon any arrangement or agreement made or alleged to have been made by Transferor or Steiner in connection with the transactions contemplated under this Agreement. Steiner shall have no right of contribution against Transferor for any indemnification under this Section. Transferee does hereby indemnify and agree to hold harmless Steiner and Transferor from and against any and all losses, costs, damages and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by Steiner and Transferor by reason of any claim by any broker, agent, finder or other person or entity based upon any arrangement or agreement made or alleged to have been made by Transferee in connection with the transactions contemplated under this Agreement. All claims for indemnification to be paid hereunder by Transferee to Steiner or to Transferor shall be paid in Shares of SEC Stock. All claims for indemnification to be paid hereunder by Steiner or Transferor to Transferee shall be paid in cash or by check.

         16.10 Governing Law. This Agreement is executed by Steiner, Transferor and Transferee in, and shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

         16.11 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Steiner and Transferee; provided that any party hereto may make such disclosure if advised by counsel that it is legally required to do so. Steiner, Transferor and Transferee will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

         16.12 Acquisition Proposals. Prior to the earlier of Closing, December 31, 1995, or termination of this Agreement, Steiner shall not, and shall not permit Transferor or any officer, director, employee or agent of Transferor or any subsidiary thereof (a) to solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, Transferor (an "Acquisition Proposal"), or (b) to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other person.

         16.13 Transferor's Knowledge. As used herein, the terms "Transferor's knowledge" or "to the knowledge of Transferor" shall mean the knowledge of any director or officer of Transferor.

         16.14 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, their successors or assigns, and their respective officers, employees, consultants and agents, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         16.15 "Including". Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

         16.16 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

         16.17 Attorneys' Fees and Costs. In the event that a dispute arises between the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and other costs and expenses from the nonprevailing party, whether incurred at the trial level or in any appellate proceeding; provided that this Section 16.17 shall apply only to this Agreement and shall not apply to the Non-Competition Agreement attached hereto as Exhibit 6, to the Employment Agreement attached hereto as Exhibit 7 or to any other exhibit or agreement referenced herein or attached hereto, unless otherwise stated in such other exhibit or agreement.

         16.18 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


                             Transferee:

                             USC ACQUISITION CORPORATION


                             By:   /s/ Ray D. Risner



                                  Ray D. Risner,
                                  President



                             STEINER


                              /s/ David Steiner


(SEAL)
                             David Steiner,



                             Transferor:

                             U.S. COMPUTER OF NORTH AMERICA, INC.


                             By:   /s/ David Steiner



                                  David Steiner,
                                  President



         The undersigned, being the duly elected and acting President and Chief Operating Officer of Southern Electronics Corporation, a Delaware corporation ("SEC"), its successors and assigns, hereby agrees not individually but on behalf of SEC and its successors and assigns, to unconditionally guaranty the payment of any amounts owed by Transferee to Steiner or Transferor under Sections 13.03, 13.04 and 16.17 of this Agreement following proper demand upon Transferee for such amounts and failure so to pay by Transferee in accordance with the terms of this Agreement.

         Dated this 14th day of December, 1995.

                                  SOUTHERN ELECTRONICS CORPORATION



                                  By:    /s/ Ray D. Risner


                                         Ray D. Risner,
                                         President and Chief Operating Officer